Exhibit 99.1

Genesis Energy, L.P. Announces Public Offering of Senior Notes

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) today announced the commencement, subject to market and other conditions, of a registered, underwritten public offering of $550,000,000 in aggregate principal amount of senior unsecured notes due 2029 (the “notes”). The notes will be co-issued with our subsidiary, Genesis Energy Finance Corporation, and will be guaranteed, with certain exceptions, by substantially all of our existing and future subsidiaries other than our unrestricted subsidiaries. We intend to use a portion of the net proceeds from the offering of the notes to fund the purchase price and accrued and unpaid interest for all of our 6.500% senior unsecured notes due 2025 that are validly tendered and accepted for payment in our concurrent tender offer and the redemption price and accrued and unpaid interest for any 6.500% senior unsecured notes due 2025 that remain outstanding after the completion or termination of our concurrent tender offer and the remainder for general partnership purposes, including repaying a portion of the borrowings outstanding under our credit facility.

BofA Securities is leading the offering along with several joint book-running managers and co-managers. A copy of the preliminary prospectus supplement and accompanying base prospectus relating to this offering, when available, may be obtained from BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, or by email at dg.prospectus_requests@bofa.com.

You may also obtain these documents for free, when they are available, by visiting the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offer of the notes is being made only through the prospectus supplement and accompanying base prospectus, each of which is part of our effective shelf registration statement on Form S-3, as amended by Post-Effective Amendment No. 1, previously filed with the Securities and Exchange Commission, as further amended by Post-Effective Amendment No. 2, previously filed with the Securities and Exchange Commission.

This press release is not an offer to purchase any of the 6.500% senior unsecured notes due 2025 and does not constitute a notice of redemption under the indenture governing the 6.500% senior unsecured notes due 2025. The concurrent tender offer is being made only by and pursuant to the terms of an Offer to Purchase, dated November 30, 2023 and the related letter of transmittal.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, soda and sulfur services, marine transportation and onshore facilities and transportation. Genesis’ operations are primarily located in the Gulf Coast region of the United States, Wyoming and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, no assurance can be given that our goals will be achieved, including statements regarding our ability to successfully close the offering and to use the net proceeds as indicated above. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Dwayne Morley

VP – Investor Relations

(713) 860-2536